INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-93192 and Registration Statement No. 333-09731 of Phoenix Restaurant Group, Inc. (formerly DenAmerica Corp.) on Forms S-8, and the incorporation by reference in the Registration Statement No. 333-07019 of Phoenix Restaurant Group, Inc. (formerly DenAmerica Corp.) on Form S-3 of our report dated March 27, 2001 (which expresses an unqualified opinion and includes an explanatory paragraph related to Phoenix Restaurant Group, Inc.'s (formerly DenAmerica Corp.) ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Phoenix Restaurant Group, Inc. (formerly DenAmerica Corp.) for the year ended December 27, 2000.

/s/ Deloitte & Touche LLP

DELOITT & TOUCHE LLP
Phoenix, Arizona

April 9, 2001